Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:    Mary Ann Dunnell
            Robinson Lerer & Montgomery
            212-484-7797


              GENTA APPOINTS KENNETH G. KASSES AS PRESIDENT AND CEO

         Former President of Dupont Merck's Radiopharmaceutical Division
                          Has Broad Industry Experience

SAN DIEGO, CA, SEPTEMBER 22, 1997 -- Genta Incorporated (Nasdaq: GNTA) today announced that its Board of Directors has appointed Kenneth G. Kasses, Ph.D., 52, as President and Chief Executive Officer effective October 1, filling a previous vacancy. He has also been named a director of the Company, bringing total membership of the Genta Board of Directors to seven. From 1991-1997, Dr. Kasses was affiliated with the Radiopharmaceutical Division of The DuPont Merck Pharmaceutical Company, serving as Senior Vice President and General Manager until 1994 when he was appointed President.

Genta Chairman Donald G. Drapkin stated: "Ken Kasses brings both great intelligence and a wealth of experience, reflecting his nearly 25 years in pharmaceuticals in a wide variety of capacities. We expect Genta will benefit considerably from his superb leadership capabilities."

From 1988  through  1990,  he  served  as  Director,  Business  Development  and
Planning, for the Medical Products Department of E.I. DuPont de Nemours & Company, Inc. In that capacity he played a key role in the formation of the DuPont Merck Pharmaceutical Company, a joint venture between DuPont and Merck and Co., Inc. Prior to that he served as Director, U.S. Pharmaceuticals, for DuPont from 1987-1988 and as President of DuPont Critical Care from 1986-1987.

Prior to this, Dr. Kasses held a variety of executive positions from 1973-86 at American Critical Care, CIBA-GIEGY Pharmaceuticals, Ayerst Laboratories and Block Drug Company.


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Dr. Kasses received a B.S. in biology from Dickinson College in 1966 and a Ph.D.
in pharmacology from New York Medical College in 1973.

Genta Incorporated (Nasdaq: GNTA) is a biopharmaceutical company whose strategy consists of building a product and technology portfolio that represents varying degrees of development risk and market potential, including Anticode(TM) (antisense) products intended to treat cancer at its genetic source, oral controlled-release drugs and other genomics opportunities.

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